Exhibit 99.2

Bob Wilson

Good afternoon everyone.  Thank you for joining us for today’s conference call to discuss Supreme’s first quarter 2006 financial results.  The press release was issued this morning.  If you have not received a copy, please call Supreme’s offices at 574.642.3070 and one will be faxed to you.  Joining me today are Supreme’s Vice Presidents: Christy Miller, Manufacturing, Barry Lown, Sales and Marketing and Jeff Mowery, CFO.  I will provide a financial overview and additional details on the quarter.  After that, the team will be available to answer any questions that you may have.  Before we begin, I must remind you that during our conversation today you may hear some forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable and that those statements are based on reasonable assumptions, we cannot guarantee that we will meet any expectations that might arise from these forward-looking statements and their underlying assumptions.  Some of the important factors that could cause Supreme’s results to differ materially from such expectations include:  limitations on the availability and cost of chassis for its products, the availability and cost of raw material, severe interest rate increases and other factors that are detailed in our SEC filings.

For the first quarter of 2006, Supreme reported net sales of $85.7 million compared to $90.3 million for the same period last year, a decrease of $4.6 million.  The decrease in net sales was a result of the Company’s major fleet customers substantially reducing their truck purchases in 2006 from the levels purchased in 2005 and delays in the delivery of OEM chassis from their scheduled date.  Increases in bus and armored sales as well as the acquisition of Pony Xpress, a manufacturer of custom luxury totor homes principally for the race car industry, helped to partially offset the decline in truck revenues.  Increases in bus and armored sales accounted for roughly 23 percent of net sales during the first quarter of 2006, which is up substantially from 15 percent of net sales during the first quarter of 2005.

In the first quarter, gross profit decreased to 11.2 percent of net sales compared to 12.9 percent of net sales in the prior year first quarter.  This decrease was attributed to the decline in revenues and the delay in OEM supplied chassis.   The chassis delays caused the Company to temporarily shut down production lines which negatively affected direct labor efficiencies and overhead absorption.  Also, the previously mentioned shift in product mix to additional bus sales contributed to a higher material cost as a percentage of net sales. The Company also began to experience upward cost pressures on aluminum, steel and wood component costs during in the first quarter.  To combat the material cost increases, the Company has implemented price increases ranging from 3 to 5 percent on certain high volume truck division products effective in late-April 2006.

Selling, general and administrative expenses increased by $401,000 over last year and as a percentage of net sales, SG&A was 8.0 percent in the 2006 first quarter compared to 7.2 percent in last year’s first quarter.  Supreme experienced an increase in selling expenses primarily due to a reduction in cooperative marketing funds received from chassis manufacturers and an increase in industry show expenses to promote the Company’s extensive product line.

Interest expense for the current quarter was $701,000 compared to $489,000 in last year’s first quarter.  The increase in interest expense was a result of increased debt incurred for funding of capital expenditures together with increased working capital and higher short-term interest rates in 2006 versus 2005.  Supreme experienced an increase in inventories as a result of higher levels of finished goods related to the advanced production of units to fulfill two large fleet contracts within a short delivery time frame, the delay in receving customer supplied chassis and higher levels of purchased chassis in our bus and armored divisions.

Supreme’s effective tax rate for the current quarter was 36.2 percent versus 36.1 percent in the prior-year period.

Net income in the quarter was $1.4 million, or $0.11 cents per diluted share, compared to $3.1 million, or $0.25 cents per diluted share, in the first quarter of 2005.

Capital expenditures totaled $1.4 million in the first quarter of 2006 compared to $1.6 million in the same period last year.  Major capital expenditures in the three months ended April 1, 2006 related to the purchase of a manufacturing facility located in White Pigeon, Michigan, for the expansion of the recently acquired operations of Pony Xpress.  We are in the process of broadening  the Pony Xpress product line under our new Silver Crown subsidiary, and in the second half of 2006,  Silver Crown will be introducing higher-end products to the market. Silver Crown has unique manufacturing expertise that should  enable our entry into additional  highly specialized vehicle markets including those used in homeland security. While the company intends fewer additions to property, plant and equipment in 2006 as compared with 2005,  we will consider strategic opportunities for growth and expansion should they present themselves.  In total for 2006, capital expenditures are expected to approximate $4 million.

Turning to the balance sheet, stockholders’ equity continued to improve to $75.5 million, up 6.7 percent over last year’s first quarter.  Our book value was $5.95 per share, and long-term debt-to-total-capital was 34 percent.

Today, the company’s eleventh consecutive quarterly dividend was declared.  The nine and one half cent cash dividend will be payable on May 22nd , 2006 and the record date is May 15th, 2006.

While we are not satisfied with the sales and earnings results from the first quarter, we remain optimistic about our future prospects.  Our backlog at April 1, 2006, stood at $90.9 million, up 5.3 percent from $86.3 million in the same period last year.  The truck division’s backlog is up 2 percent which is comprised of an increase in retail related business and a decrease in fleet related business, while our armored business remains strong with a backlog that is 95% above last year.  Rounding out the details on our backlog is our bus division which has a backlog that is 8 percent higher than last year.

To support our  backlog  in the second quarter of 2006, working capital totaled $68.5 million in the current period, up slightly from $67.7 million in the same period last year.  Our working capital ratio was 3.1 to 1.

With a healthy sales backlog at the end of the first quarter, we have turned our attention to revenues for the second half of 2006.  The competitive landscape remains challenging and the price increases recently announced could negatively impact second half revenues.

However, we remain committed to achieving better results in 2006 versus the results produced in 2005.  We continue to believe our extensive product offerings, new product introductions and superior service to customers will afford us opportunities for continued profitability.

With that being the conclusion of our formal remarks, we would now like to open the call for any questions you may have.

The end